EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 of South Street Financial Corp. (filed February 11, 1998) of our report dated February 25, 2005, relating to the consolidated statements of financial condition of South Street Financial Corp. and its subsidiary as of December 31, 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2004, which report appears in the Company’s amended 2004 annual report on amended Form 10-KSB.

/s/ Dixon Hughes PLLC

Sanford, North Carolina

May 5, 2005